DREYFUS NEW JERSEY MUNICIPAL BOND FUND, INC

                          SERVICE PLAN



     Introduction:  It has been proposed that the above-captioned investment company (the "Fund") adopt a Service Plan (the "Plan")

in accordance with Rule 12b-1, promulgated under the Investment

Company Act of 1940, as amended (the "Act").  Under the Plan, the

Fund would (a) pay for the costs and expenses of preparing,

printing and distributing its prospectuses and statements of additional information, and (b) pay the Fund's distributor,

Dreyfus Service Corporation (the "Distributor"), for distributing the Fund's shares, servicing shareholder accounts, and

advertising and marketing relating to the Fund (the payments in this clause (b) being referred  to as "Distribution and Service

Payments").  If this proposal is to be implemented, the Act and said Rule 12b-1 require that a written plan describing all

material aspects of the proposed financing be adopted by the

Fund.

     The Fund's Board, in considering whether the Fund should

implement a written plan, has requested and evaluated such

information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has

considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such

purposes.

     In voting to approve the implementation of such a plan, the

Board members have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and its shareholders.

     The Plan: The material aspects of this Plan are as follows:

     1.  The Fund shall pay all costs of preparing and printing prospectuses and statements of additional information for

regulatory purposes and for distribution to existing

shareholders.  The Fund also shall pay an amount of the costs and expenses in connection with (a) preparing, printing and

distributing the Fund's prospectuses and statements of additional information used for other purposes and (b) implementing and operating this Plan, such aggregate amount not to exceed in any fiscal year of the Fund the greater of $100,000 or .005 of 1% of the average daily value of the Fund's net assets for such fiscal year.

     2.  (a) The aggregate annual fee the Fund may pay under this

Plan for Distribution and Service Payments is .25 of 1% of the

value of the Fund's average daily net assets for such year.

         (b) The Distributor may pay one or more securities

dealers, financial institutions (which may include banks) or other industry professionals, such as investment advisers,

accountants and estate planning firms (severally, a "Service

Agent"), a fee in respect of the Fund's shares owned by investors with whom the Service Agent has a servicing relationship or for whom the Service Agent is the dealer or holder of record.  The

Distributor shall determine the amounts to be paid to Service

Agents under this Plan and the basis on which such payments will be made.  Payments to a Service Agent are subject to compliance by the Service Agent with the terms of any related Plan agreement between the Service Agent and the Distributor.

     3.  For the purposes of determining the fees payable under this Plan, the value of the Fund's net assets shall be computed in the manner specified in the Fund's charter documents as then in effect for the computation of the value of the Fund's net assets.

     4.  The Fund's Board shall be provided, at least quarterly,

with a written report of all amounts expended pursuant to this

Plan.  The report shall state the purpose for which the amounts were expended.

     5.  This Plan, which initially became effective on August

24, 1994, will become effective as amended on the effective date of the Distribution Agreement between the Distributor and the

Fund.

     6.  This Plan, as amended, shall continue for a period of

one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue

automatically for successive annual periods, provided such

continuance is approved at least annually by a majority of the

Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

     7.  This Plan may be amended at any time by the Fund's

Board, provided that (a) any amendment to increase materially the costs which the Fund may bear pursuant to this Plan shall be effective only upon approval by a vote of the holders of a

majority of the Fund's outstanding shares, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 6 hereof.

     8.  This Plan is terminable without penalty at any time by

(a) vote of a majority of the Board members who are not

"interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this

Plan or in any agreements entered into in connection with this

Plan, or (b) vote of the holders of a majority of the Fund's outstanding shares.















Dated:  May 31, 1994

Amended:  January 25, 2000